Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 15, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Nine, Inc. Reports Results for the Second Quarter of 2011

Richmond – August 15, 2011 – Apple REIT Nine, Inc. (“Apple Nine”), a real estate investment trust (REIT) that owns 86 Marriott®- and Hilton®-branded hotels and 110 parcels of land leased to a third party, has reported results of operations for the second quarter of 2011 on its form 10Q filed with the Securities and Exchange Commission (SEC). With the acquisition of 42 hotels since June 2010, comparisons to prior periods will become more meaningful in the future. Apple Nine encourages the review of all of the Company’s filings with the SEC, including the second quarter 2011 10Q, which are available online at www.applereitnine.com or www.sec.gov.

Highlights include:

•

Modified funds from operations (MFFO) for the second quarter of 2011 totaled $33.4 million, or $0.18 per share. For the six-month period ending June 30, 2011, MFFO totaled $61.3 million, or $0.34 per share.[1]

•	Net income was $20.4 million for the second quarter of this year, or $0.11 per share and $35.3 million, or $0.19 per share, for the six-month period ending June 30, 2011.

•

For the three- and six-month periods ending June 30, 2011, our hotels reported an average occupancy of 74 percent and 70 percent, average daily rate (ADR) of $107 and $108, and revenue per available room (RevPAR) of $79 and $76, respectively.

•

During the second quarter of 2011, Apple REIT Nine acquired three additional hotels: a 224-room full-service Hilton®, located in Dallas, Texas; a new 155-room Courtyard® by Marriott® in Santa Ana, California; and a new 103-room SpringHill Suites® by Marriott® in Lafayette, Louisiana.

•

In an effort to maximize shareholder value, under the guidance of our Board of Directors, Apple Nine has entered into an agreement for the potential sale of the Company’s 110 sites that are leased to a third party for the production of natural gas for approximately $198.4 million. Certain conditions must be met before the transaction will be completed. If the Company is successful in this transaction, the remaining portfolio would reflect the Company’s core strategy of hotel related assets.

•

At June 30, 2011, the debt level for Apple Nine was $125.6 million, or an average debt to total initial capitalization ratio of less than seven percent. This amount is well below average debt levels for the hotel industry.

•	The current annualized distribution rate is $0.88 per share.

About Apple REIT Nine, Inc.
Apple REIT Nine, Inc. is a real estate investment trust (REIT) focused on the acquisition and ownership of income-producing real estate that generates attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Marriott® Hotels & Resorts, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Embassy Suites Hotels®, Home2 Suites by Hilton®, Homewood Suites by Hilton®, Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 86 hotels, containing a total of 10,982 guestrooms in 27 states and 110 parcels of land leased to a third party. Apple Nine is a premier real estate investment company committed to providing maximum value for our shareholders. David Lerner Associates, Inc. served as the managing broker dealer in the sales of the Company’s shares.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Nine to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Nine to implement its acquisition strategy and operating strategy; Apple Nine’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles, and competition within the hotel industry. Although Apple Nine believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Nine or any other person that the results or conditions described in such statements or the objectives and plans of Apple Nine will be achieved. In addition, Apple Nine’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Nine’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Nine with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP), excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified funds from operations (MFFO) excludes rental revenue earned but not received during the period (straight-line rent) and costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating operating performance and believes FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of MFFO to FFO and net income as reported in the Company’s second quarter 2011 10Q:

(in thousands, except per share amounts)	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended ended June 30, 2011	Six months ended ended June 30, 2010

Net Income	$20,396	$5,318	$35,345	$9,099
Depreciation of real estate owned	12,778	6,851	24,676	12,549

Funds from operations (FFO)	$33,174	$12,169	$60,021	$21,648

Acquisition related costs	$1,733	$3,349	$4,348	$5,500
Straight-line rent	(1,546)	(1,546)	(3,092)	(3,011)

Modified FFO	$33,361	$13,972	$61,277	$24,137

Net income per share	$0.11	$0.04	$0.19	$0.08
FFO per share	$0.18	$0.10	$0.33	$0.19
MFFO per share	$0.18	$0.11	$0.34	$0.21

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